 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 18, 2020

The Estée Lauder Companies Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York		10153
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code
212-572-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $.01 par value	EL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition

On August 20, 2020, The Estée Lauder Companies Inc. (the “Company”) issued a press release announcing its financial results for its fiscal 2020 full year and fourth quarter. The release includes the Company’s estimates related to its fiscal 2021 first quarter net sales and diluted net earnings per common share. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities

On August 20, 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “Restructuring Program”), designed to resize the Company’s business against the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The Restructuring Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It will further strengthen the Company by building upon the foundational capabilities in which the Company has invested.

The Restructuring Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. The Company committed to this course of action on August 18, 2020. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility.

In connection with the Restructuring Program, at this time the Company estimates a net reduction in the range of approximately 1,500 to 2,000 positions globally, which is about 3% of its current workforce including temporary and part-time employees. This reduction takes into account the elimination of some positions, retraining and redeployment of certain employees and investment in new positions in key areas. The Company also estimates the closure of approximately 10% to 15% of its freestanding stores globally.

The Company plans to approve specific initiatives under the Restructuring Program through fiscal 2022 and expects to complete those initiatives through fiscal 2023. The Company expects that the Restructuring Program will result in related restructuring and other charges totaling between $400 million and $500 million, before taxes, consisting of employee-related costs, contract terminations, asset write-offs and other costs to implement these initiatives.

Once fully implemented, the Company expects the Restructuring Program to yield annual benefits, primarily in selling, general and administrative expenses, of between $300 million and $400 million, before taxes. The Company expects to reinvest a portion behind future growth initiatives.

The Company’s analysis is preliminary and therefore is subject to change. Further details will be announced as initiatives are finalized and approved. At this time, the Company is not able, in good faith, to make a determination of the estimated amount or range of amounts to be incurred for each major type of cost nor the charges and future cash expenditures associated therewith. The Company will file an amendment to this report upon the determination of such amounts.

Item 8.01 Other Events

On August 19, 2020, the Company declared a quarterly dividend in the amount of $.48 per share on the Company’s Class A and Class B Common Stock. The dividend is payable in cash on September 15, 2020 to stockholders of record at the close of business on August 31, 2020.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated August 20, 2020, of The Estée Lauder Companies Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTÉE LAUDER COMPANIES INC.

Date:	August 20, 2020	By:	/s/ Tracey T. Travis
Tracey T. Travis
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

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